Exhibit 23(b)(2)


      The first paragraph of Article 1, Section 6 of the By-Laws of the Trust is hereby replaced as follows:

      Section 6. VOTING AND INSPECTORS. At all meetings, holders of record entitled to vote thereat shall have one vote for each Share standing in his/her name on the books of the Trust (and such holders of record holding fractional shares, if any, shall have proportionate voting rights) on the date for the determination of holders entitled to vote at such meeting, either in person on by proxy. A holder may sign a writing authorizing another person to act as proxy. Signing may be accomplished by the holder or the holder's authorized agent signing the writing or causing the holder's signature to be affixed to the writing by any reasonable means, including facsimilie signature. A holder may authorize another person to act as proxy by transmitting, or authorizing the transmission of, a telegram, cablegram, datagram, or other means of electronic transmission to the person authorized to act as proxy or to a proxy solicitation firm, proxy support service organization, or other person authorized by the person who will act as proxy to receive the transmission.